Exhibit 99.1

NEWS RELEASE
For Release: Thursday, July 22, 2010, 3:05 pm Central Time	Contact:	Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD SECOND QUARTER RESULTS;

NET REVENUE INCREASES 14% TO $19.5 MILLION

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2010.  Highlights of the second quarter and other recent events include:

•	Achieved record net revenue of $19.5 million, an increase of 14% from the second quarter of 2009.
•

Highlighted the clinical success of the GuideLiner® catheter at a symposium held at the EuroPCR meeting in Paris in May, with GuideLiner catheter sales increasing by 46% sequentially from the first quarter of 2010.

•	Completed the acquisition of the SMARTNEEDLE® and pdACCESS® products on April 30, 2010, and immediately launched both products in the U.S. through Vascular Solutions’ existing direct sales force.
•	Achieved net income of $1,475,000, or $0.09 per diluted share, an increase of 6% from the second quarter of 2009.
•

Issued guidance for continued double digit percentage revenue growth to between $19.6 million and $20.0 million in the third quarter of 2010 with net income of between $0.09 and $0.11 per share, while re-affirming annual guidance for 2010.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said:  “Vascular Solutions’ multi-product business strategy and focus on execution have resulted in consistent sales growth and increasing profitability, a track record that we continued to post in the second quarter.  An important benefit of this strategy is our ability to focus our sales resources on growth products while maintaining sales of products not currently in a growth mode.  In the second quarter we emphasized our GuideLiner catheter, which is our most important new product launch since 2006, and our Pronto® LP extraction catheter.  Supplementing this organic growth, in the second quarter we completed our first material acquisition of a product line using our free cash flow, an additional growth tactic that we expect to continue to employ with accretive results.”

Gross margin across all product lines was 66.2% in the second quarter of 2010, up from 65.6% in the second quarter of 2009 due to a selling mix of products favoring higher gross margin products in 2010.

Second quarter net income increased 6% to $1,475,000, or $0.09 per share, compared to net income of $1,386,000 or $0.09 per share in the second quarter of 2009.  Additional R&D expenses as the result of testing required by the FDA on two new hemostat products combined with transaction and amortization expenses associated with the SMARTNEEDLE and pdACCESS acquisition and marketing expenses related to the GuideLiner symposium resulted in approximately $450,000 of extraordinary expenses in the second quarter ($279,000 after-tax, or $0.02 per share).  Net income for the second quarter of 2010 included $558,000 of non-cash stock-based compensation ($346,000 after-tax, or $0.02 per share), $59,000 of non-cash amortization ($37,000 after-tax) and $931,000 of non-cash income tax expense ($0.05 per share) based on a 38% tax rate.

Second Quarter Net Revenue by Product Line

Net sales of catheter products were $10.3 million in the second quarter, an increase of 37% over the second quarter of 2009.  “Sales of our LP, or low profile version of the Pronto extraction catheter grew by 59% over the second quarter of 2009, driving our sales growth in extraction catheters.  On the specialty catheter side, sales of our new GuideLiner catheter and expanding sales of our Minnie® support catheter resulted in a 69% increase in specialty catheter sales from the second quarter of 2009.  We continue to receive very favorable responses to the clinical utility of our GuideLiner, with multiple physicians reporting that it makes impossible cases possible.  With this response, we now believe the potential of the GuideLiner catheter is over $30 million in annual sales at full commercialization, and we already are working on new and improved versions.  Our access products further added to our sales growth with a 59% increase from the second quarter of 2009, led by $847,000 in initial sales of the recently acquired SMARTNEEDLE and pdACCESS products,”   Mr. Root stated.

Net sales of hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) were $6.2 million in the second quarter, a decrease of 3% from the second quarter of 2009.  “We continue to face substantial price competition in the hemostat patch market, but our sales force has used our D-Stat Dry’s outstanding clinical data to maintain our leading market share.  The decline in sales of our legacy Duett product and a decline in sales of our non-cath lab hemostat products were the main reasons for the decline in sales of our hemostat products from 2009,” commented Mr. Root.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.7 million in the second quarter, a decrease of 4% from the second quarter of 2009.  “Sales of our disposable kits continued to be well maintained by our sales force in spite of continued price competition by some of our laser competitors, a situation we believe may change with their patent litigation that is scheduled for trial in October.  We plan to continue to maintain our vein market position and look for opportunities to grow as our laser competitors are forced to adjust to the new environment,” commented Mr. Root.

Financial Guidance

Regarding future guidance, net revenue for the third quarter of 2010 is expected to be between $19.6 million and $20.0 million.  Due to higher costs of purchase of the SMARTNEEDLE and pdACCESS products prior to the transition to Vascular Solutions’ internal manufacturing (which is expected to be completed for sales starting in October), gross margin on product sales in the third quarter of 2010 is expected to be between 65% and 66%.  Corresponding net income for the third quarter is expected to be between $0.09 and $0.11 per fully diluted share.  Guidance for 2010 is maintained at between $78 million and $80 million in revenue, with corresponding net income of between $0.55 and $0.59 per fully diluted share, including the $0.13 one-time litigation gain recognized in the first quarter.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com.  An audio replay of the call will be available until Thursday, July 29, 2010 by dialing 1-888-203-1112 and entering conference ID# 1138954.  A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Thursday, July 29, 2010.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue:
Product revenue	$19,262	$16,781	$37,129	$32,197
License and collaboration revenue	254	385	576	779
Total revenue	19,516	17,166	37,705	32,976

Product costs and operating expenses:
Cost of goods sold	6,510	5,765	12,457	10,980
Collaboration expenses	42	173	152	355
Research and development	2,266	1,803	4,730	3,719
Clinical and regulatory	888	767	1,595	1,379
Sales and marketing	5,910	5,307	11,513	10,560
General and administrative	1,405	1,104	2,712	2,223
Litigation	—	—	(3,529)	—
Amortization	59	—	59	—
Operating income	2,436	2,247	8,016	3,760

Interest expense	(5)	(11)	(10)	(20)
Interest income	10	14	20	37
Foreign exchange loss	(35)	7	(58)	(5)
Income before tax	$2,406	$2,257	$7,968	$3,772

Income tax expense	(931)	(871)	(3,027)	(1,448)
Net income	$1,475	$1,386	$4,941	$2,324

Net income per share - basic	$0.09	$0.09	$0.30	$0.15
Weighted average shares used in calculating - basic	16,396	15,903	16,358	15,871
Net income per share - diluted	$0.09	$0.09	$0.29	$0.14
Weighted average shares used in calculating - diluted	16,958	16,207	16,847	16,202

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)	(note)

ASSETS

Current assets:
Cash and cash equivalents	$18,227	$17,794
Accounts receivable, net	10,232	9,143
Inventories	12,306	8,977
Prepaid expenses	1,498	1,520
Current portion of deferred tax assets	4,500	4,500
Total current assets	46,763	41,934
Property and equipment, net	4,539	3,793
Intangible assets, net	5,134	193
Deferred tax assets, net of current portion and liabilities	3,121	5,835
Total assets	$59,557	$51,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$9,337	$6,789

Long-term deferred revenue, net of current portion	4,142	4,567

Shareholders’ equity:
Total shareholders’ equity	46,078	40,399
Total liabilities and shareholders’ equity	$59,557	$51,755

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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